DUANE, MORRIS & HECKSCHER LLP
                               1667 K. Street, N. W. Suite 700
                               WASHINGTON, DC 20006-1608



May 30, 1997

Petroleum Development Corporation
103 E. Main Street
Bridgeport, WV 26330


             Re:  PDC 1996-1997 Drilling Program

Dear Sirs:

             We have acted as counsel to PDC 1996-1997 Drilling Program (the "Program"), in connection with the offer and sale of securities in a series of limited partnerships, PDC 1996-A Limited Partnership, PDC 1996-B Limited Partnership, PDC 1996-C Limited Partnership, PDC 1996-D Limited Partnership, PDC 1997-A Limited Partnership, PDC 1997-B Limited Partnership, PDC 1997-C Limited Partnership, PDC 1997-D Limited Partnership (The "Partnerships" or in the singular "Partnership") to be organized as limited partnerships under the West Virginia Uniform Limited Partnership Act in accordance with their respective Limited Partnership Agreements (each a "Partnership Agreement"), and the preparation and filing of a registration statement on Form S-1 ("the Registration Statement") for 3,000 units of preformation general and limited partnership interests in the Partnerships (the "Units"). As such counsel, we have reviewed the Partnership Agreement, the Registration Statement, including the prospectus included therein (the "Prospectus"), and such documents pertaining to the Program and Partnerships as we have deemed necessary for the purpose of rendering this opinion. Based upon the foregoing, we are of the opinion that:

           When issued and sold in accordance with the Registration Statement and the Partnership Agreement, and upon the filing with the West Virginia Secretary of State of the Partnership Agreement or an appropriate amendment or amendments to the Partnership Agreements, reflecting the admission of the subscribers thereto as additional general and limited partners in accordance with West Virginia law, the Units when issued against payment therefore as contemplated by the Partnership Agreement will constitute fully paid and non-assessable partnership interests in the Partnership and duly and validly issued general and limited partnership interests.

          This opinion has been delivered to the addressee to be used solely by the addressee for inclusion as an exhibit in the Registration Statement, and the opinion is not to be used, circulated, or otherwise referred to for any purposes, nor is the opinion to be relied upon by any person other than the addressee. We hereby consent to the filling of this opinion as an exhibit to the Registration Statement and to all references to our firm in the Prospectus.


                                        Sincerely,

                                        /s/ Duane, Morris & Heckscher LLP

                                        Duane, Morris & Heckscher LLP